UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PREMIER EXHIBITIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	20-1424922
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer (Identification Number)

3340 Peachtree Road, N.E., Suite 900

Atlanta, Georgia 30326

(Address of Principal Executive Offices, Including Zip Code)

Premier Exhibitions, Inc.

2009 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Michael J. Little	Tina P. Bingham
Chief Financial Officer and Chief Operating Officer	In-House Legal Services, PLLC
3340 Peachtree Road, N.E.	4456 Corporation Lane
Suite 900	Suite 345
Atlanta, Georgia 30326	Virginia Beach, Virginia 23462
Tel: (404) 842-2600	Tel: (757) 963-7261
Fax: (404) 842-2626	Fax: (703) 552-7624

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.0001 par value	2,000,000 shares	$2.91	$5,820,000	$793.85

(1)	Amount to be registered consists of 2,000,000 shares of Common Stock of Premier Exhibitions, Inc., par value $0.0001 per share, issuable pursuant to the grant of awards under the Premier Exhibitions, Inc. 2009 Equity Incentive Plan (the “Plan”) and an undetermined number of additional shares as may be issuable pursuant to anti-dilution provisions of the Plan.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of Premier Exhibitions, Inc.’s (the “Registrant”) Common Stock as reported on the NASDAQ Global Market on October 18, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants of the Premier Exhibitions, Inc. 2009 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 29, 2012, filed with the Commission on May 24, 2012, as amended;

2. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 1, 2012; and

3. The description of the Common Stock, $0.0001 par value per share, of the Registrant contained in the Registration Statement on Form 8-A (Registration No. 0-22926) and the Registration Statement on Form SB-2 (Registration No. 333-130873), under the heading “Description of Common Stock,” filed with the Commission on November 22, 1993 and October 2, 2006, respectively, including all amendments and reports filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of the Registration Statement but prior to the filing of a post-effective amendment, indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares of the Registrant’s Common Stock being registered on this Registration Statement has been passed upon by In-House Legal Services, PLLC.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 607.0850 of the Florida Business Corporation Act permits the indemnification of directors and officers of Florida corporations. Our charter provides that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

Under Florida law, we have the power to indemnify our directors and officers against claims arising in connection with their service to us except when a director’s or officer’s conduct involves: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; or (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a stockholder.

In addition, we have entered into agreements with certain of our directors and officers that contain provisions requiring us to indemnify them to the fullest extent permitted by Florida law. The agreements require us to indemnify our directors and officers to the extent permitted by our charter and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our charter limits the liability of current and former directors for monetary damages if they have acted in good faith and conformed to a standard of reasonable care. Furthermore, and notwithstanding anything to the contrary in our charter or bylaws, Section 607.0831 of the Florida Business Corporation Act limits the liability of directors for monetary damages for any statement, vote, decision or failure to act relating to management or policy of the corporation unless he or she breached or failed to perform her duties as a director, and the breach or failure constitutes: (a) a violation of criminal law, unless the director had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) an unlawful distribution; (d) in a proceeding by or in the right of the corporation or one or more of our stockholders, conscious disregard for our best interests or willful misconduct; or (e) in a proceeding brought by someone other than the corporation or one or more of our stockholders, recklessness or an act or omission committed in bad faith, with malicious purpose, or in a manner exhibiting willful disregard of human rights, safety or property.

We have purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by us.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits to this Registration Statement are listed in the Exhibit Index hereto, and are incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 23, 2012.

PREMIER EXHIBITIONS, INC.

By:	/s/ Michael J. Little
Michael J. Little
Chief Financial Officer and Chief Operating Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Samuel S. Weiser*	President and Chief Executive Officer (Principal Executive Officer) and Director	October 23, 2012
Samuel S. Weiser

/s/ Michael J. Little	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	October 23, 2012
Michael J. Little

/s/ Mark A. Sellers*	Chairman of the Board	October 23, 2012
Mark A. Sellers

/s/ William M. Adams*	Director	October 23, 2012
William M. Adams

/s/ Douglas Banker*	Director	October 23, 2012
Douglas Banker

/s/ Ronald C. Bernard*	Director	October 23, 2012
Ronald C. Bernard

/s/ Stephen W. Palley*	Director	October 23, 2012
Stephen W. Palley

/s/ Bruce Steinberg*	Director	October 23, 2012
Bruce Steinberg

The undersigned, by signing his name hereto, executes this Registration Statement pursuant to powers of attorney executed by the above-named persons and filed with the Commission as Exhibit 24 hereto.

*By:	/s/ Michael J. Little
Michael J. Little, Attorney-in-Fact

PREMIER EXHIBITIONS, INC.

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1	Articles of Incorporation of Premier Exhibitions, Inc. (filed as Exhibit 3.1 to the Registrant’s Form 10-K filed with the Commission on October 20, 2004 and incorporated herein by reference).

4.2	Amendment to Articles of Incorporation of Premier Exhibitions, Inc. (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed with the Commission on January 5, 2006 and incorporated herein by reference).

4.3	Second Amendment to Articles of Incorporation of Premier Exhibitions, Inc. (filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 17, 2009 and incorporated herein by reference).

4.4	Amended and Restated Bylaws of Premier Exhibitions, Inc., last amended and restated as of October 18, 2012 (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on October 19, 2012 and incorporated herein by reference).

5	Opinion of In-House Legal Services, PLLC, as to the legality of the securities being registered.

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2	Consent of In-House Legal Services, PLLC, (included as part of Exhibit 5)

24	Power of Attorney